Exhibit 99.1

ADMINISTAFF ANNOUNCES SECOND QUARTER RESULTS
EPS up 32% on 21% revenue growth and 15% unit growth

HOUSTON - August 1, 2006 - Administaff, Inc. (NYSE: ASF), a leading provider of human resources services for small and medium-sized businesses, today announced results for the second quarter and six months ended June 30, 2006. The company reported a 44% increase in second quarter net income to $10.5 million in the 2006 period from $7.3 million in the 2005 period. Diluted earnings per share increased to $0.37 from $0.28 in the 2005 period.

Second Quarter Results

Revenues for the second quarter of 2006 increased 20.7% over the 2005 period to $337.8 million, due to a 14.9% increase in the average number of worksite employees paid per month and a 5.0% increase in revenues per worksite employee per month.

“We reached a major milestone this quarter, surpassing 100,000 paid worksite employees and have now achieved year-over-year unit growth of 15% or more for the fourth consecutive quarter,” said Paul J. Sarvadi, Administaff chairman and chief executive officer. “Our excellent first half results have provided the opportunity to invest in growth and new product offerings for 2007 and beyond, while still targeting 34 - 41% earnings growth for 2006.”

Gross profit increased 21.1% over the second quarter 2005 to $68.2 million due to: (i) the growth in the average number of worksite employees paid; (ii) an increase in the markup on the company’s HR services; and (iii) better-than-expected results from direct cost programs. The average gross profit per worksite employee per month increased to $228 in the 2006 period from $216 in the 2005 period.

Operating expenses for the quarter increased 19.3% to $54.2 million, and included the planned addition of sales and service personnel and a shift in the timing and level of advertising expenditures relative to the 2005 period.

Operating income for the second quarter of 2006 increased 28.7% to $14.0 million, with an average operating income per worksite employee per month of $47 compared to $42 in the 2005 period.

Year-to-Date Results

For the six months ended June 30, 2006, the company reported a 77% increase in net income to $21.0 million compared to $11.9 million in the same period in 2005. Diluted earnings per share increased to $0.74 from $0.45 in the 2005 period.

Year-to-date revenues were $698.4 million, a 20.7% increase over the 2005 period, which resulted from a 14.8% increase in the average number of worksite employees paid per month and a 5.1% increase in revenues per worksite employee per month. Gross profit for the six months ended June 30, 2006 increased 23.4% to $136.2 million. The average gross profit per worksite employee per month was $232, a 7.4% increase over the 2005 period.

Year-to-date operating expenses increased 16.4% to $107.8 million. On a per worksite employee per month basis, operating expenses increased 1.7% over the 2005 period to $184. The resulting operating income for the six months ended June 30, 2006 was $28.4 million compared to $17.7 million in the 2005 period. Operating income per worksite employee per month increased 37.1% to $48.

“During the quarter, we repaid our $32 million mortgage and repurchased $13 million of the company’s shares while continuing to maintain a strong working capital position,” said Douglas S. Sharp, vice-president of finance, chief financial officer and treasurer. “At current share prices, we plan to use our working capital to pursue further share buybacks, while continuing to invest in growth opportunities.”

Business Outlook

Administaff also provided its outlook for the third quarter and full year 2006.

	Third Quarter	Full Year

Average worksite employees paid per month	102,500 - 103,000	101,000 - 101,500
Gross profit per worksite employee per month	$219 - $223	$226 - $228
Operating expenses (in millions)	$53.7 - $54.2	$218 - $219	(1)
Net interest income (in millions)	$2.75 - $3.25	$11.0 - $12.0
Effective income tax rate	36.7%	36.7%
Average outstanding shares (in millions)	28.3	28.3

(1)	The high end of the full year operating expense range assumes a higher accrual for incentive compensation based upon achieving higher unit growth and gross profit goals.

Administaff will be hosting a conference call today at 10 a.m. ET to discuss these results, give guidance for the second quarter and full year 2006, and answer questions from investment analysts. To listen in, call 888-396-2356 and use passcode 38275310. The call will also be webcast at http://www.administaff.com. To access the webcast, click on the Investor Relations section of the Web site and select “Live Webcast.” The conference call script will be available at the same Web site later today. A replay of the conference call will be available at 888-286-8010, passcode 61245070, for two weeks after the call. The webcast will be archived for one year.

Administaff is the nation’s leading professional employer organization (PEO), serving as a full-service human resources department that provides small and medium-sized businesses with administrative relief, big-company benefits, reduced liabilities and a systematic way to improve productivity. The company operates 41 sales offices in 22 major markets. For additional information, visit Administaff’s Web site at http://www.administaff.com.

The statements contained herein that are not historical facts are forward-looking statements within the meaning of the federal securities laws (Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934). You can identify such forward-looking statements by the words “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “likely,” “possibly,” “probably,” “goal,” “objective,” “target,” “assume,” “outlook,” “guidance,” “predicts,” “appears,” “indicator” and similar expressions. Forward-looking statements involve a number of risks and uncertainties. In the normal course of business, Administaff, Inc., in an effort to help keep our stockholders and the public informed about our operations, may from time to time issue such forward-looking statements, either orally or in writing. Generally, these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of such plans or strategies, or projections involving anticipated revenues, earnings, unit growth, profit per worksite employee, pricing, operating expenses or other aspects of operating results. We base the forward-looking statements on our current expectations, estimates and projections. These statements are not guarantees of future performance and involve risks and uncertainties that we cannot predict. In addition, we have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. Therefore, the actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: (i) changes in general economic conditions; (ii) regulatory and tax developments and possible adverse application of various federal, state and local regulations; (iii) changes in our direct costs and operating expenses including, but not limited to, increases in health insurance premiums and workers’ compensation rates and underlying claims trends, financial solvency of workers’ compensation carriers and other insurers, state unemployment tax rates, liabilities for employee and client actions or payroll-related claims, changes in the costs of expanding into new markets, and failure to manage growth of our operations; (iv) the effectiveness of our sales and marketing efforts; (v) changes in the competitive environment in the PEO industry, including the entrance of new competitors and our ability to renew or replace client companies; (vi) our liability for worksite employee payroll and benefits costs; and (vii) an adverse final judgment or settlement of claims against Administaff. These factors are discussed in further detail in Administaff’s filings with the U.S. Securities and Exchange Commission. Any of these factors, or a combination of such factors, could materially affect the results of our operations and whether forward-looking statements we make ultimately prove to be accurate.

Administaff, Inc.
Summary Financial Information
(in thousands, except per share amounts and statistical data)

	June 30,	December 31,
	2006	2005
	(Unaudited)
Assets
Cash and cash equivalents	$108,713	$137,407
Restricted cash	31,224	27,580
Marketable securities	80,459	57,973
Accounts receivable	96,977	98,411
Prepaid expenses and other current assets	11,106	13,882
Income taxes receivable	2,365	—
Deferred income taxes	3,931	3,308
Total current assets	334,775	338,561

Property and equipment, net	84,270	83,620
Prepaid insurance	11,000	11,000
Deposits	45,097	56,375
Goodwill and other intangible assets	4,991	5,018
Other assets	711	865
Total assets	$480,844	$495,439

Liabilities and Stockholders’ Equity
Accounts payable	$3,946	$4,979
Payroll taxes and other payroll deductions payable	82,491	101,293
Accrued worksite employee payroll expense	83,986	78,393
Accrued health insurance costs	3,863	3,495
Accrued workers’ compensation costs	33,262	30,212
Accrued corporate payroll and commissions	12,256	17,801
Other accrued liabilities	7,414	7,453
Current portion of long-term debt	562	1,700
Total current liabilities	227,780	245,326

Long-term debt	1,464	33,190
Accrued workers’ compensation costs	37,747	32,692
Deferred income taxes	2,873	1,802
Total noncurrent liabilities	42,084	67,684

Stockholders’ equity:
Common stock	309	309
Additional paid-in capital	133,857	119,573
Treasury stock, cost	(50,300)	(45,614)
Deferred compensation expense	—	(2,931)
Accumulated other comprehensive income (loss), net of tax	(172)	(153)
Retained earnings	127,286	111,245
Total stockholders’ equity	210,980	182,429
Total liabilities and stockholders’ equity	$480,844	$495,439

Administaff, Inc.
Summary Financial Information (continued)
(in thousands, except per share amounts and statistical data)
(Unaudited)

	Three months ended June 30,			Six months ended June 30,
	2006	2005	Change	2006	2005	Change

Operating results:
Revenues (gross billings of $1.910 billion, $1.559 billion, $3.822 billion and $3.133 billion, less worksite employee payroll cost of $1.573 billion, $1.279 billion, $3.124 billion and $2.555 billion, respectively)	$337,778	$279,884	20.7%	$698,414	$578,860	20.7%
Direct costs:
Payroll taxes, benefits and workers’ compensation costs	269,562	223,549	20.6%	562,205	468,497	20.0%
Gross profit	68,216	56,335	21.1%	136,209	110,363	23.4%
Operating expenses:
Salaries, wages and payroll taxes	29,440	24,634	19.5%	57,664	47,965	20.2%
Stock-based compensation	1,068	367	191.0%	1,357	1,405	(3.4)%
General and administrative expenses	13,876	12,818	8.3%	29,851	26,601	12.2%
Commissions	2,709	2,488	8.9%	5,542	4,852	14.2%
Advertising	3,319	1,524	117.8%	5,702	4,399	29.6%
Depreciation and amortization	3,829	3,649	4.9%	7,724	7,406	4.3%
Total operating expenses	54,241	45,480	19.3%	107,840	92,628	16.4%
Operating income	13,975	10,855	28.7%	28,369	17,735	60.0%
Other income (expense):
Interest income	3,008	1,330	126.2%	5,817	2,452	137.2%
Interest expense	(392)	(571)	(31.3)%	(1,062)	(1,115)	(4.8)%
Other, net	(7)	6	(216.7)%	112	(13)	(961.5)%
Income before income tax expense	16,584	11,620	42.7%	33,236	19,059	74.4%
Income tax expense	6,087	4,336	40.4%	12,198	7,185	69.8%
Net income	$10,497	$7,284	44.1%	$21,038	$11,874	77.2%
Diluted net income per share of common stock	$0.37	$0.28	32.1%	$0.74	$0.45	64.4%
Diluted weighted average common shares outstanding	28,561	26,407		28,473	26,244

Administaff, Inc.
Summary Financial Information (continued)
(in thousands, except per share amounts and statistical data)
(Unaudited)

	Three months ended			Six months ended
	June 30,			June 30,
	2006	2005	Change	2006	2005	Change

Statistical data:
Average number of worksite employees paid per month	99,839	86,868	14.9%	97,923	85,298	14.8%
Revenues per worksite employee per month (1)	$1,128	$1,074	5.0%	$1,189	$1,131	5.1%
Gross profit per worksite employee per month	228	216	5.6%	232	216	7.4%
Operating expenses per worksite employee per month	181	175	3.4%	184	181	1.7%
Operating income per worksite employee per month	47	42	11.9%	48	35	37.1%
Net income per worksite employee per month	35	28	25.0%	36	23	56.5%

(1) Gross billings of $6,378, $5,983, $6,506 and $6,122 per worksite employee per month, less payroll cost of $5,250, $4,909, $5,317 and $4,991 per worksite employee per month, respectively.

Administaff, Inc.
Summary Financial Information (continued)
(in thousands, except per share amounts and statistical data)
(Unaudited)

GAAP to Non-GAAP Reconciliation Tables

	Three months ended			Six months ended
	June 30,			June 30,
	2006	2005	Change	2006	2005	Change

Payroll cost (GAAP)	$1,572,541	$1,279,197	22.9%	$3,124,043	$2,554,525	22.3%
Less: Bonus payroll cost	108,381	87,760	23.5%	262,108	231,575	13.2%
Non-bonus payroll cost	$1,464,160	$1,191,437	22.9%	$2,861,935	$2,322,950	23.2%

Payroll cost per worksite employee (GAAP)	$5,250	$4,909	6.9%	$5,317	$4,991	6.5%
Less: Bonus payroll cost per worksite employee	362	337	7.4%	446	452	(1.3)%
Non-bonus payroll cost per worksite employee	$4,888	$4,572	6.9%	$4,871	$4,539	7.3%

Non-bonus payroll cost represents payroll cost excluding the impact of bonus payrolls paid to the company’s worksite employees. Bonus payroll cost varies from period to period, but has no direct impact to the company’s ultimate workers’ compensation costs under the current program. As a result, Administaff management refers to non-bonus payroll cost in analyzing, reporting and forecasting the company’s workers’ compensation costs.

	Six months ended June 30,
	2006	2005

Net income (GAAP)	$21,038	$11,874
Interest expense	1,062	1,115
Income tax expense	12,198	7,185
Depreciation and amortization	7,724	7,406
EBITDA	$42,022	$27,580

EBITDA represents net income computed in accordance with generally accepted accounting principles (“GAAP”), plus interest expense, income tax expense, depreciation and amortization expense. Administaff management believes EBITDA is often a useful measure of the company’s operating performance, as it allows for additional analysis of the company’s operating results separate from the impact of taxes and capital and financing transactions on earnings.

Non-bonus payroll and EBITDA are not financial measures prepared in accordance with GAAP and may be different from similar measures used by other companies. Non-bonus payroll and EBITDA should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Administaff includes non-bonus payroll and EBITDA in this press release because the company believes they are useful to investors in allowing for greater transparency related to the costs incurred under the company’s workers’ compensation program and the company’s operating performance during the periods presented. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this press release to their most directly comparable GAAP financial measures as provided in the tables above.

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